Exhibit 99.1

         National Dentex Corporation Announces Resignation Of Director

     WAYLAND, Mass.--(BUSINESS WIRE)--Dec. 27, 2004--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced that Daniel A. Grady has submitted his resignation from the Company's Board of Directors effective as of December 31, 2004.
     The Company explained that Mr. Grady felt his resignation was in everyone's best interest due to the imposition of new independence criteria applicable to PricewaterhouseCoopers LLP ("PwC") in its capacity as the Company's independent auditors. In late 2003, Mr. Grady's son was named a partner in PwC's Hartford, Connecticut office. Effective January 2005, Mr. Grady's son will be relocating to PwC's Boston office. As a result of this relocation, PwC advised National Dentex and Mr. Grady that, owing to various independence criteria applicable to independent auditors and related corporate governance issues, it would not be able to continue to serve as the Company's independent auditors if Mr. Grady continued his service on National Dentex's Board of Directors beyond December 31, 2004. Not wanting to jeopardize the Company's existing relationship with PwC, Mr. Grady informed the Company that he was submitting his resignation from the Company's Board of Directors effective December 31, 2004.
     Commenting on today's announcement, David L. Brown, President and CEO, said: "National Dentex salutes Mr. Grady's service to the Company and regrets the necessity of this decision. The imposition of a variety of new rules and a change in some factual circumstances has produced the unfortunate result of us losing the services of a hard-working and extremely capable director."

     About National Dentex

     National Dentex Corporation serves an active customer base of over 20,000 dentists through dental laboratories located in 29 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

     Safe Harbor Statement

     This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future performance, opportunities, and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating and financial results include the timing, duration and effects of adverse changes in overall economic conditions, the Company's ability to acquire and successfully operate additional laboratories, governmental regulation of health care, trends in the dental industry towards managed care, increases in labor, benefits and material costs, product development risks, technological innovations, and other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.

     CONTACT: National Dentex Corporation
              Richard F. Becker, 508-358-4422
              Vice President, Treasurer & CFO